Sales Order Represents the Company's Entrance Into the South American Market

WEST PALM BEACH, Fla., Feb. 17, 2012 (GLOBE NEWSWIRE) — BeesFree, Inc. (OTCBB:BEES) a company which develops and commercializes innovative solutions for the beekeeping community, today announced that the Company received the first order from Argentina for its innovative technology which acts to mitigate and potentially stop the devastating effects of Colony Collapse Disorder on bee hives.

The initial order, which is subject to product registration and authorization from the Argentinean national agency SENASA, calls for the company to deliver 200 dispensers and 600 liters to Centro de Estudies Territoriales (CET) which represents the interests of a large number of local beekeepers in the province of Chubut. The order represents over 65,000 USD in initial sales plus additional revenues of 35,000 USD to replace the serum.

The Company is excited about this order that introduces our product to the Argentinean market that has a potential for over 300,000 machines and 1.2 million liters with our chemical compound.

BeesFree has designed and tested a unique and innovative integrated solution to tackle collateral effects of Colony Collapse Disorder. Its patent-pending solution integrates a simple-to-use innovative dispenser and a proprietary soluble-in-water preparation consisting of several specific agents including antimicrobial agents and compounds, nutrients and antioxidants. Additionally the BeesFree Dispenser (or Beespenser) has specific geometry and colors meant to attract bees and replicate the way they drink water.

BeesFree CEO, Mario Sforza, stated, "I am very pleased to announce this sales order. This order adds further validation to our important technology and should open additional markets as more beekeepers become familiar with our solution. More and more frequently, honeybees have been dying and disappearing from their hives. This occurrence has not gone unnoticed by the Argentinean bee keeping community and we are pleased they will be utilizing our solution. Our patent-pending formula and delivery system are presently, to the Company's best knowledge, the only products available to combat the phenomenon in a global market whose size measures between 2 and 3 billion USD."

CET President, Dr. Daniel F.Vergani, stated, "Our beekeepers in the remote province of Chubut have reported significant losses in the last two years. BeesFree's Argentina Country Manager, Mr. Agostino Agamben, has presented to us BeesFree's integrated and innovative approach to improve honeybees' health and we liked it. We will continue working with BeesFree to improve the overall business of our beekeepers."

About BeesFree, Inc. (OTCBB:BEES)

BeesFree is a technology company with global reach, which develops and commercializes innovative solutions for the beekeepers communities on a world-wide scale. For more information please visit www.beesfree.biz.

Forward-Looking Statements

Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BeesFree actual results could differ materially from expected results.

CONTACT:	BeesFree, Inc.
2101 Vista Parkway, Suite 4033
West Palm Beach, FL
CEO - Mario Sforza
m.sforza@beesfree.biz